 NEWS RELEASE

For Immediate Release
July 17, 2009

Canwest and ad hoc committee of 8% noteholders continue
discussions relating to a recapitalization of Canwest Media Inc.

WINNIPEG - Canwest Global Communications Corp. announced today that its subsidiary, Canwest Media Inc. (“CMI”), is continuing discussions with the members of an ad hoc committee (the “Ad Hoc Committee”) of 8% noteholders of CMI regarding a recapitalization transaction.

The holders of the new 12% senior secured notes of CMI and Canwest Television Limited Partnership as well as CIT Business Credit Canada Inc., the provider of a senior secured revolving asset-based loan facility to CMI, have agreed to extend to July 31, 2009 certain milestones that were to be have been achieved by July 17, 2009. The date by which CMI must enter into an agreement in respect of a recapitalization transaction is July 31, 2009.

CMI and the members of the Ad Hoc Committee have also entered into a further extension agreement and forbearance to July 31, 2009.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk
Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated
November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three and nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, and web sites in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com